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                                     [LOGO]
                              SILICON LABORATORIES

                           SILICON LABORATORIES INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 2002

TO THE STOCKHOLDERS OF SILICON LABORATORIES INC.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, will be held on April 24, 2002, at 10:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect two Class I directors to serve on the Board of Directors until our 2005 annual meeting of stockholders, or until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 28, 2002; and


     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          Only stockholders of record at the close of business on February 25, 2002 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

          All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the Proxy in the envelope enclosed for your convenience, or vote your shares by telephone or internet as promptly as possible. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned, or voted by telephone or internet to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.


                                                Sincerely,


                                                /s/ Navdeep S. Sooch
                                                ---------------------------
                                                Navdeep S. Sooch
                                                CHIEF EXECUTIVE OFFICER AND
                                                CHAIRMAN OF THE BOARD

Austin, Texas
March 20, 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

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                           SILICON LABORATORIES INC.
                                4635 BOSTON LANE
                               AUSTIN, TEXAS 78735

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 2002

GENERAL

          The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 24, 2002 at 10:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739. These proxy solicitation materials were mailed on or about March 20, 2002, to all stockholders entitled to vote at the Annual Meeting.

VOTING

          The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 25, 2002, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 48,706,836 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 25, 2002. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

          All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e. a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

PROXIES

          If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of the selection of Ernst & Young LLP as our independent public auditors. You may revoke or change your Proxy at any time before the Annual Meeting by filing with our Chief Financial Officer at our principal executive offices at 4635 Boston Lane, Austin, Texas 78735, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

          We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail.

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DEADLINE FOR RECEIPT OF FUTURE STOCKHOLDER PROPOSALS

          Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2003 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices in Austin, Texas, addressed to our Chief Financial Officer, not later than November 20, 2002, the date which is 120 days prior to March 20, 2003. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws. Unless we receive notice in the manner specified in the previous sentence, the Proxy holders shall have discretionary authority to vote against any proposal presented at our 2003 Annual Meeting of Stockholders.













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                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

          The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class is as nearly equal in size as practicable, with staggered three-year terms. The term of office of the Class I directors, Navdeep S. Sooch and William P. Wood, expires at this Annual Meeting. Mr. Sooch and Mr. Wood have been nominated to continue as Class I Directors. The two directors elected as Class I Directors at the Annual Meeting will serve for a term of three years expiring at the 2005 annual meeting of stockholders, or until their successor(s) have been duly elected and qualified or until their earlier death, resignation or removal.

          Each nominee for election has agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by our present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

NOMINEES FOR CLASS I DIRECTORS WITH TERMS EXPIRING IN 2005

Navdeep S. Sooch, 39 .......  co-founded Silicon Laboratories in August 1996 and has served as our Chief Executive Officer and Chairman of the Board since our inception. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs, a communications company. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan and a M.S. in electrical engineering from Stanford University.


William P. Wood, 46.........  has served as a director of Silicon Laboratories since March 1997. Since 1984, Mr. Wood has been a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm located in Austin, Texas. Since 1996, Mr. Wood has also served as the sole general partner of Silverton Partners, an investment partnership located in Austin, Texas. Mr. Wood serves on the Board of Directors of Crossroads Systems, a provider of storage routers for storage area networks, and several private companies. Mr.Wood holds a B.A. in history from Brown University and a M.B.A. from Harvard University.

OTHER DIRECTORS

          Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

CONTINUING CLASS II DIRECTORS WITH TERMS EXPIRING IN 2003

David R. Welland, 46 .......  co-founded Silicon Laboratories in August 1996 and has served as a Vice President and as a director since our inception. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.


H. Berry Cash, 63 ..........  has served as a director of Silicon Laboratories since June 1997. Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986. Mr. Cash currently serves on the Board of Directors of the following public companies: Microtune, a designer and manufacturer of RF silicon and systems "gateway" solutions for the broadband communications and consumers electronics markets; i2 Technologies, a provider of intelligent e-business and marketplace solutions; Ciena Corporation, a designer and manufacturer of dense wavelength division


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                              multiplexing systems for fiber optic networks;
                              Airspan, a provider of broadband fixed wireless access communication systems; and Liberte Investors Inc., an investment company. In addition, Mr. Cash is a director of several privately held companies. Mr. Cash holds a B.S. in electrical engineering from Texas A&M University and a M.B.A. from Western Michigan University.

CONTINUING CLASS III DIRECTORS WITH TERMS EXPIRING IN 2004

Jeffrey W. Scott, 40 .......  co-founded Silicon Laboratories in August 1996 and has served as a Vice President and as a director since our inception. From October 1989 until founding Silicon Laboratories, Mr. Scott held various positions at Crystal Semiconductor/Cirrus Logic, including Vice President of Engineering (Computer Products), Design Manager and Design Engineer. From 1985 until 1989, Mr. Scott served as a Design Engineer with AT&T Bell Labs. Mr. Scott holds a B.S. in electrical engineering from Lehigh University and a M.S. in electrical engineering from the Massachusetts Institute of Technology.

William G. Bock, 51 ........  has served as a director of Silicon Laboratories since March 2000. Since April 2001, Mr. Bock has been a partner in Verity Ventures, a venture capital partnership focused on companies in Austin and Dallas. From June 1999 to March 2001, Mr. Bock served as a Vice President and General Manager of the Hewlett-Packard Company. Mr. Bock held the position of President and Chief Executive Officer of Dazel Corporation, a developer of information delivery software solutions, from February 1997 until Dazel became a wholly-owned subsidiary of the Hewlett-Packard Company in June 1999. From October 1994 to February 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, a client server software company. Tivoli became a wholly-owned subsidiary of IBM in March 1996. Mr. Bock holds a B.S. in Computer Science from Iowa State University and a M.S. in Industrial Administration from Carnegie Mellon University.

BOARD COMMITTEES AND MEETINGS

          During fiscal 2001, our Board of Directors held eight meetings and acted by unanimous written consent two times. The Board of Directors has an Audit Committee, a Compensation Committee and a Special Stock Option Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal 2001.

          AUDIT COMMITTEE. The Audit Committee reports to the Board of Directors with regard to the selection of our independent auditors, the scope of the annual audits, the fees to be paid to the independent auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the Audit Committee are Messrs. Wood, Cash and Bock. The Audit Committee held five meetings during fiscal 2001.

          COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees. In addition, the Compensation Committee has authority to administer our stock option and stock purchase plans. The members of the Compensation Committee are Messrs. Wood, Cash and Bock. The Compensation Committee held two meetings and acted by unanimous written consent two times during fiscal 2001.

          SPECIAL STOCK OPTION COMMITTEE. The Special Stock Option Committee, which is composed of Mr. Sooch, approves grants of options from our 2000 Stock Incentive Plan to non-executive officers and employees. The Special Stock Option Committee acted 22 times by written consent at regular intervals during fiscal 2001.

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DIRECTOR COMPENSATION AND INDEMNIFICATION ARRANGEMENTS

          Non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Under the automatic option grant program, each individual who first becomes a non-employee director receives an option grant to purchase 30,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 5,000 shares of common stock, provided such individual has served as a non-employee director for at least six months. Under this program, on the date of our 2001 annual meeting of stockholders, Messrs. Bock, Cash and Wood each received an option grant to purchase 5,000 shares of common stock at an exercise price per share of $23.70. In addition, directors are eligible to receive option grants under the discretionary option grant program of the 2000 Stock Incentive Plan. During fiscal 2001, Messrs. Bock, Cash and Wood also each received an option grant to purchase 5,000 shares of common stock at an exercise price per share of $22.63 under the discretionary option grant program. The automatic grants and discretionary grants each vest on the first anniversary of the date of grant and have exercise prices equal to fair market value as of the grant date. No directors' fees were paid during fiscal 2001. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending board and committee meetings.

          Our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors' and officers' liability insurance.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTORS LISTED ABOVE.


                                       5
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    PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

          Our Board of Directors appointed the firm of Ernst & Young LLP as our independent public auditors for fiscal 2001 and to serve in the same capacity for the fiscal year ending December 28, 2002. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

          Audit fees billed to us by Ernst & Young LLP during our 2001 fiscal year for review of our annual financial statement and those financial statements included in our quarterly reports on Form 10-Q totaled $130,500. All other fees were $70,700, including audit related services of $3,500 and non-audit services of $67,200. We did not engage Ernst & Young LLP to provide advice regarding financial information systems design and implementation during fiscal 2001. Stockholder ratification of the appointment of Ernst & Young LLP as our independent public auditors is not required by our bylaws or other applicable legal requirement. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2002.

                                 OTHER MATTERS

          We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

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                            OWNERSHIP OF SECURITIES

          The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2002 by (i) all persons who are beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                               PERCENTAGES
                                                   SHARES       OF SHARES
                                                BENEFICIALLY   BENEFICIALLY
          BENEFICIAL OWNER(1)                       OWNED         OWNED(2)
-------------------------------------------     ------------   ------------
Navdeep S. Sooch(3) .......................       7,040,795         14.4%

David R. Welland ..........................       5,790,131         11.9%

Jeffrey W. Scott(4) .......................       3,912,331          8.0%

Bradley J. Fluke(5) .......................         384,702            *

John W. McGovern(6) .......................         254,598            *

Gary R. Gay(7) ............................         237,766            *

Daniel A. Artusi...........................         150,000            *

William P. Wood(8) ........................       3,626,419          7.4%

H. Berry Cash(9) ..........................         529,346          1.1%

William G. Bock(10)........................          61,987            *

Entities deemed to be affiliated with FMR
  Corp. ("Fidelity")(11)...................       4,899,830         10.1%

Entities deemed to be affiliated with
  Putnam Investments, LLC.(12) ............       3,178,364          6.5%

Entities deemed to be affiliated with
  Austin Ventures(13) .....................       2,824,762          5.8%

All directors and executive officers as a
  group (12 persons)(14) ..................      22,669,673         46.1%

-----------------
*    Represents beneficial ownership of less than one percent.
(1) Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 4635 Boston Lane, Austin, Texas 78735.
(2) Percentage of ownership is based on 48,704,104 shares of common stock outstanding on January 31, 2002. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2002 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(3) Includes 229,500 shares held in trusts for the benefit of Mr. Sooch's children, 250,000 shares held in a family limited partnership, and 58,000 shares issuable upon the exercise of stock options. Mr. Sooch shares voting and investment power with respect to the 229,500 shares held in trusts for the benefit of his children and the 250,000 shares held in the family limited partnership.
(4)  Includes 43,000 shares issuable upon the exercise of stock options.


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(5)  Includes 66,666 shares issuable upon the exercise of stock options and
     8,520 shares held in trusts. Mr. Fluke has shared voting and investment power with respect to the 8,520 shares held in the trusts.
(6) Includes 69,998 shares issuable upon exercise of stock options and 80,000 shares held in a family limited partnership. Mr. McGovern shares voting and investment power with respect to the 80,000 shares held in the family limited partnership.
(7)  Includes 34,666 shares issuable upon exercise of stock options.
(8) Includes 2,815,854 shares indicated as owned by Mr. Wood due to his affiliation with certain funds affiliated with Austin Ventures. Mr. Wood is a general partner of AV Partners IV, L.P., the general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. and a special limited partner of AV Partners V, L.P., the general partner of Austin Ventures V, L.P. and Austin Ventures V Affiliates Fund, L.P. Mr. Wood disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest in such shares. Also includes 150,422 shares held by Silverton Partners, L.P., of which Mr. Wood is the general partner, 384,391 shares held directly by Mr. Wood, 235,752 shares held by Mr. Wood as custodian for certain family members and 40,000 shares issuable upon exercise of stock options. Mr. Wood's address is c/o Austin Ventures, 701 Brazos Street, Suite 1400, Austin, Texas 78701.
(9) Includes 129,346 shares held in two trusts for the benefit of Mr. Cash's family members and 10,000 shares issuable upon the exercise of stock options. Mr. Cash has sole voting and investment power over the 129,346 shares held in the trusts.
(10) Includes 41,875 shares issuable upon exercise of stock options.
(11) Pursuant to a Schedule 13G dated January 10, 2002 filed with the Securities and Exchange Commission, FMR Corp. reported that, as of December 31, 2001, it had sole voting power over 261,050 shares and sole dispositive power over 4,899,830 shares and that its address is 82 Devonshire Street, Boston, MA 02109.
(12) Pursuant to a Schedule 13G/A dated February 5, 2002 filed with the Securities and Exchange Commission, Putnam Investments, LLC reported that, as of December 31, 2001, it and certain related entities had shared voting power over 537,137 shares and shared dispositive power over 3,178,364 shares and that its address is One Post Office Square, Boston, MA 02109.
(13) Includes:
     o    11,854 shares held by AV Partners IV, L.P.
     o    315,688 shares held by Austin Ventures IV-A, L.P.
     o    662,312 shares held by Austin Ventures IV-B, L.P.
     o    1,651,000 shares held by Austin Ventures V, L.P.
     o    175,000 shares held by Austin Ventures V Affiliates Fund, L.P.
     o    8,908 shares held by AVP Management Services, Inc.

     These entities may be deemed to beneficially own each other's shares because the principals of these entities are affiliated. Each entity, however, disclaims beneficial ownership of the other's shares. The address of Austin Ventures is 701 Brazos Street, Suite 1400, Austin, Texas 78701.
(14) Includes 466,205 shares issuable upon exercise of stock options.





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                              CERTAIN TRANSACTIONS

          REGISTRATION RIGHTS. According to the terms of the investors' rights agreement among us, investors who purchased shares of our preferred stock and Messrs. Sooch, Scott, Welland and McGovern, at any time after March 21, 2002, investors in our preferred stock holding an aggregate of at least two-thirds of the shares of common stock issued upon conversion of the preferred stock will be entitled to demand that we file a registration statement with respect to the registration of their shares under the Securities Act of 1933, provided that those investors request that such registration statement register the resale of at least half of the outstanding shares held by them. We are not required to effect more than two such registrations or more than one such registration during any 365 day period.

          In addition, certain holders of shares of our common stock, including Messrs. Sooch, Scott, Welland, McGovern, and Cash, Silverton Partners and entities affiliated with Austin Ventures and other stockholders have piggyback registration rights with respect to the future registration of shares of our common stock under the Securities Act. If we propose to register any shares of our common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares in the registration.

          At any time after we become eligible to file a registration statement on Form S-3, holders of registration rights may require us to file up to three registration statements on Form S-3 under the Securities Act with respect to their shares of common stock.

          These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify holders of registration rights for certain losses they may incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act.

          LOANS TO EXECUTIVE OFFICERS. In June 1998, we loaned $56,500 to Edmund
G. Healy,Vice President, to allow him to purchase shares of our common stock. Mr. Healy delivered a full-recourse promissory note to us with respect to his loan which is secured by the purchased shares and accrues interest at a rate of 2.46% per annum, compounded semi-annually. As of January 31, 2002, the aggregate indebtedness under such note was $37,147. The largest aggregate amount of indebtedness that was outstanding under the note through such date occurred in December 2001, when the balance on the note was $67,580. This promissory note becomes due in June 2003.

          STOCK OPTIONS GRANTED TO DIRECTORS AND EXECUTIVE OFFICERS. For more information regarding the grant of stock options to executive officers and directors, please see "Director Compensation and Indemnification Arrangements" above and "Stock Options" below.

          INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

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                             AUDIT COMMITTEE REPORT


          The following is the report of the Audit Committee with respect to the audit of our fiscal 2001 audited consolidated financial statements:

          Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

          In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the company's consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          The company's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence. The Audit Committee reviewed nonaudit services provided by its independent auditors for the last fiscal year, and determined that those services are not incompatible with maintaining the auditors' independence.

          Based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 29, 2001 filed with the Securities and Exchange Commission.

          Submitted by the Audit Committee of the Board of Directors:

                                                        William P. Wood
                                                        H. Berry Cash
                                                        William G. Bock

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

          Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 31, 2002.


NAME                                        AGE      POSITION
----                                        ---      --------
Navdeep S. Sooch...........................  39      Chief Executive Officer and Chairman of the Board
Daniel A. Artusi...........................  47      Chief Operating Officer
John W. McGovern...........................  46      Chief Financial Officer
Jeffrey W. Scott...........................  40      Vice President and Director
David R. Welland...........................  46      Vice President and Director
Gary R. Gay................................  51      Vice President
Bradley J. Fluke...........................  40      Vice President
Jonathan D. Ivester........................  46      Vice President
Edmund G. Healy............................  47      Vice President
William P. Wood............................  46      Director
H. Berry Cash..............................  63      Director
William G. Bock............................  51      Director


Navdeep S. Sooch ...........  co-founded Silicon Laboratories in August 1996 and has served as our Chief Executive Officer and Chairman of the Board since our inception. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs, a communications company. Mr. Sooch holds a B.S. in electrical engineering from the University of Michigan and a M.S. in electrical engineering from Stanford University.

Daniel A. Artusi............  joined Silicon Laboratories in August 2001 as our
                              Chief Operating Officer. Prior to joining Silicon Laboratories, Mr. Artusi held various positions at Motorola. From August 1999 to August 2001, Mr. Artusi served as Corporate Vice President and General Manager of Motorola's Networking and Computing Systems Group. Mr. Artusi served as Vice President and General Manager of Motorola's Wireless Infrastructure Systems Division from May 1997 to August 1999 and as General Manager of Motorola's RF Products Division from April 1996 to May 1997. Mr. Artusi attended the Instituto Tecnologico de Buenos Aires, Argentina from 1972 through 1976.

John W. McGovern ...........  joined Silicon Laboratories in December 1996 as our Chief Financial Officer. From February 1985 to September 1996, Mr. McGovern held various positions at Crystal Semiconductor/Cirrus Logic including Vice President of Finance and Division Controller. Mr. McGovern holds a B.B.A. in accounting from the University of Texas and is a licensed Certified Public Accountant.

Jeffrey W. Scott ...........  co-founded Silicon Laboratories in August 1996 and has served as a Vice President and as a director since our inception. From October 1989 until founding Silicon Laboratories, Mr. Scott held various positions at Crystal Semiconductor/Cirrus Logic, including Vice President of Engineering (Computer Products), Design Manager and Design Engineer. From 1985 until 1989, Mr. Scott served as a Design Engineer with AT&T Bell Labs. Mr. Scott holds a B.S. in electrical engineering from Lehigh University and a M.S. in electrical engineering from the Massachusetts Institute of Technology.

David R. Welland ...........  co-founded Silicon Laboratories in August 1996 and has served as a Vice President and as a director since our inception. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

Gary R. Gay ................  joined Silicon Laboratories in October 1997 as
                              Vice President. Previously, Mr. Gay was with
                              Crystal Semiconductor/Cirrus Logic from 1985 to September 1997 where he most recently served as Vice President of North American Sales. From 1979 to 1985, Mr. Gay was International Sales Manager and Asia Pacific Sales Manager with Burr-Brown Corporation, a designer and manufacturer of semiconductor components. Mr. Gay holds a B.S. in electrical engineering from the Rochester Institute of Technology.

Bradley J. Fluke ...........  has served as a Vice President since April 1997.
                              Previously, he served as the Director of Marketing of the Computer Products Division of Crystal Semiconductor/Cirrus Logic from June 1990 to April 1997. From 1984 to 1990, Mr. Fluke held various marketing positions in the Data Converter Group for Analog Devices, a designer and manufacturer of integrated circuits. Mr. Fluke holds a B.S. in electrical engineering from Rochester Institute of Technology.

Jonathan D. Ivester ........  joined Silicon Laboratories in September 1997 as
                              Vice President. From May 1984 to September 1997, Mr. Ivester was with Applied Materials and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering management positions. Mr. Ivester was a scientist at Bechtel Corporation, an engineering and construction company, from 1980 to 1982 and at Abcor, Inc., an ultrafication company and subsidiary of Koch Industries, from 1978 to 1980. Mr Ivester holds a B.S. in chemistry from the Massachusetts Institute of Technology and a M.B.A. from Stanford University.

Edmund G. Healy ............  has served as Vice President since June 1998. From
                              September 1992 to June 1998, Mr. Healy worked as General Manager of the Magnetic Storage Division at Crystal Semiconductor/Cirrus Logic. Mr. Healy held various Senior Marketing and Product Planning positions for Zilog, a designer and manufacturer of application specific standard products, and GEC Plessey Semiconductor, from 1987 to 1992. From 1983 to 1987, Mr. Healy was an Assistant Professor of Electrical Engineering at the United States Military Academy after serving as an Infantry Officer from 1976 to 1981. Mr. Healy holds a B.S. in electrical engineering from the United States Military Academy, a M.S. in electrical engineering from Georgia Institute of Technology and a M.S. in management from Stanford University.

For information on directors, see Proposal One.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

          The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus for fiscal 2001 was in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal year ended December 29, 2001.


                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                            ANNUAL COMPENSATION                       COMPENSATION
                              ------------------------------------------------  --------------------------
                                                                    OTHER
                                                                    ANNUAL       RESTRICTED    SECURITIES
NAME AND                                                         COMPENSATION      STOCK       UNDERLYING
PRINCIPAL POSITION             YEAR    SALARY ($)    BONUS ($)      ($)(1)       AWARDS ($)      OPTIONS
------------------            ------  ------------  ----------- --------------  ------------  ------------
Navdeep S. Sooch(2) ........   2001    $  262,500     $37,500            --                      283,000
  Chief Executive Officer      2000       243,846      33,995        $1,500                           --
  and Chairman of the Board    1999       170,000      43,932            --                           --

Daniel A. Artusi(3) ........   2001        96,923     100,000(4)         --     $3,035,985(5)    400,000
  Chief Operating Officer

John W. McGovern(6)            2001       166,346      25,000         1,500                       60,000
  Chief Financial Officer      2000       157,692      59,291         1,500                       20,000
                               1999       130,000      26,780            --                       18,000

Gary R. Gay(7) .............   2001       166,346      35,000         1,500                       70,000
  Vice President               2000       159,231      70,806         1,500                       20,000
                               1999       150,000      46,019            --                       20,000

Bradley J. Fluke(8) ........   2001       166,346      20,000         1,500                       70,000
  Vice President               2000       158,462      49,968         1,500                       20,000
                               1999       140,000      29,000            --                       18,000

----------------------
(1) "Other Annual Compensation" represents contributions made by the Company to match the first $1,500 of contributions made by the named executive officer to his 401(k) plan.
(2) As of December 29, 2001, Mr. Sooch held 67,879 shares of unvested restricted stock valued at $2,309,922, based on the $34.03 closing selling price per share of our common stock on the Nasdaq National Market on such day.
(3)  Mr. Artusi joined us as our Chief Operating Officer in August 2001.
(4)  Includes a $50,000 reporting bonus.
(5) On August 27, 2001, Daniel Artusi purchased 150,000 shares of restricted stock at their par value of $0.0001 per share. The $3,035,985 represents the fair market value of the stock on the date of purchase, $20.24 per share. The shares vest in a series of seven equal annual installments measured from the date of issuance. As of December 29, 2001, Mr. Artusi held 150,000 shares of unvested restricted stock valued at $5,104,500, based on the $34.03 closing selling price per share of our common stock on the Nasdaq National Market on such day.
(6) As of December 29, 2001, Mr. McGovern held 6,909 shares of unvested restricted stock valued at $235,113, based on the $34.03 closing selling price per share of our common stock on the Nasdaq National Market on such day.
(7) As of December 29, 2001, Mr. Gay held 33,334 shares of unvested restricted stock valued at $1,134,356, based on the $34.03 closing selling price per share of our common stock on the Nasdaq National Market on such day.
(8) As of December 29, 2001, Mr. Fluke held 33,334 shares of unvested restricted stock valued at $1,134,356, based on the $34.03 closing selling price per share of our common stock on the Nasdaq National Market on such day.

STOCK OPTIONS

          The following table contains information concerning the stock options granted to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement during the 2001 fiscal year. All the grants were made under our 2000 Stock Incentive Plan. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

                                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                         -----------------------------------------------------------------       VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL                                           ANNUAL RATES OF STOCK
                           SECURITIES      OPTIONS                  MARKET                      PRICE APPRECIATION
                           UNDERLYING     GRANTED TO    EXERCISE   PRICE ON                     FOR OPTION TERM(1)
                            OPTIONS      EMPLOYEES IN     PRICE     DATE OF     EXPIRATION    -----------------------
NAME                        GRANTED     FISCAL YEAR(2)  ($/SH)(3)   GRANT         DATE           5% ($)     10% ($)
----                     -------------  --------------  ---------  --------     ----------    ----------- -----------
Navdeep S. Sooch ......     33,000(4)        1.13%        $15.10    $15.10      09/20/2011    $   313,378 $   794,162
                           250,000(5)        8.53%         15.10     15.10      09/20/2011      2,374,077   6,016,378

Daniel A. Artusi ......    400,000(6)       13.65%         20.24     20.24      08/26/2011      5,091,531  12,902,939

John W. McGovern ......     20,000(7)        0.68%         15.44     15.44      03/15/2011        194,121     492,018
                            20,000(8)        0.68%         22.63     22.63      07/17/2011        284,638     721,328
                            20,000(9)        0.68%         15.10     15.10      09/20/2011        189,926     481,310

Gary R. Gay............     20,000(7)        0.68%         15.44     15.44      03/15/2011        194,121     492,018
                            20,000(8)        0.68%         22.63     22.63      07/17/2011        284,638     721,328
                            30,000(10)       1.02%         15.10     15.10      09/20/2011        284,889     721,965

Bradley J. Fluke.......     20,000(7)        0.68%         15.44     15.44      03/15/2011        194,121     492,018
                            20,000(8)        0.68%         22.63     22.63      07/17/2011        284,638     721,328
                            30,000(11)       1.02%         15.10     15.10      09/20/2011        284,889     721,965

-----------------
(1) The potential realizable value is calculated from the closing price of Common Stock on the dates of grants to executive officers. These amounts represent certain assumed rates of appreciation only. There can be no assurance provided to any executive officer or other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from those option grants which were made to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement with an exercise price equal to the fair market value of the option shares on the grant date.
(2) Percentage is based on 2,930,300 shares underlying options granted to employees during the fiscal year ended December 29, 2001 from the 2000 Stock Incentive Plan.
(3) The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from us in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee. Outstanding options will become exercisable on an accelerated basis if we are acquired and (i) such options are not assumed or (ii) upon termination under certain circumstances within 18 months following an acquisition.
(4) Options were granted on September 21, 2001 and became fully exercisable on the date of grant.
(5) Options were granted on September 21, 2001 and become exercisable in a series of 60 successive equal monthly installments measured from the date of grant.
(6) Options were granted on August 27, 2001 and become exercisable with respect to (i) twenty percent (20%) of the option shares upon optionee's completion of one year of service measured from the grant date and (ii) the balance of the option shares in a series of 48 successive monthly installments over the 48 month period measured from the first year anniversary of the grant date.
(7) Options were granted on March 16, 2001 and become exercisable in a series of 60 successive equal monthly installments measured from the date of grant.
(8) Options were granted on July 18, 2001 and become exercisable in a series of 60 successive equal monthly installments measured from the date of grant.
(9) Options were granted on September 21, 2001 and become exercisable in a series of 36 successive equal monthly installments beginning December 28, 2001.

(10) Options were granted on September 21, 2001 and become exercisable in a series of 36 successive equal monthly installments beginning October 16, 2002.
(11) Options were granted on September 21, 2001 and become exercisable in a series of 36 successive equal monthly installments beginning April 30, 2002.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information, with respect to our executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement, concerning the exercise of options during the 2001 fiscal year and unexercised options held by them at of the end of that fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                                                                  VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                SHARES                        OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END ($)(1)
                              ACQUIRED ON       VALUE       ------------------------------   -------------------------------
NAME                           EXERCISE      REALIZED ($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----                        -------------  --------------  -------------  ---------------   -------------   ---------------
Navdeep S. Sooch ...........       --              --           45,500          237,500       $   861,315      $ 4,495,875

Daniel A. Artusi ...........       --              --               --          400,000                --        5,516,000

John W. McGovern ...........       --              --           64,666           75,334         2,074,562          903,638

Gary R. Gay ................       --              --           32,666           85,334           992,602        1,092,938

Bradley J. Fluke ...........       --              --           64,666           85,334         2,074,562        1,092,938

-----------------------
(1) Based upon the closing selling price per share of our common stock on the Nasdaq National Market on the last day of the 2001 fiscal year, which was $34.03, less the option exercise price payable per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Compensation Committee of the Board of Directors, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of our common stock subject to any outstanding options held by any executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of us or the subsequent termination of the officer's employment following the change in control event.

     Our 2000 Stock Incentive Plan, which governs the options granted to the named executive officers, includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     o In the event that we are acquired, each outstanding option under the discretionary option grant program will, unless assumed or replaced by the successor or otherwise continued in effect, will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor or otherwise continued in effect.

     o The plan administrator has the authority under the discretionary option grant program to provide that those options will automatically vest in full (i) upon an acquisition of the company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the company effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members, or (iii) in the event the individual's service is terminated, whether involuntarily or for good reason, within a designated period (not to exceed 18 months) following an acquisition in which those options are assumed or replaced or a hostile change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee serves or has previously served as one of our officers or employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2000 Stock Incentive Plan.

     The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

     GENERAL COMPENSATION POLICY. The Compensation Committee's policy is to provide our executive officers with compensation opportunities that are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) variable performance awards payable in cash and tied to our achievement of financial performance goals and individual accomplishments and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

     FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2001 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     BASE SALARY. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The Committee also identified a group of companies for comparative compensation purposes for which it reviewed detailed compensation data incorporated into their proxy statements. This group was comprised of approximately fifteen companies. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is evaluated approximately annually, subject to business conditions, on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and
(ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

     VARIABLE PERFORMANCE AWARDS. The variable performance awards have typically been paid in cash quarterly payments based on the preceding quarterly results. These payments, when the criteria are satisfied, are paid out shortly after the release of the quarterly financial results. No payments were made with respect to the first, second and third quarters of 2001. The cash awards are tied to a blend of overall company financial performance metrics, individual financial metrics driven by the performance of new product revenues and company-wide sequential earnings growth. A personalized plan is styled for each executive officer based on the metrics that best reflect their impact over the four quarters of the year. Typically, the Compensation Committee reviews the plans in conjunction with the fiscal year operating plan discussions. In addition to these metric-driven award calculations, the Chief Executive Officer may cancel or decrease a plan payout at his sole discretion for any or all executive officers.

     The company maintains for non-officer employees a variable cash compensation plan that is typically paid quarterly to eligible individuals based on the overall Company financial performance. The chief executive officer selects the quarterly payment amount, which typically has been in the 10% range of base salary for most employees. No payments were made with respect to the first, second and third quarters of 2001.

     LONG TERM INCENTIVES. Generally, stock option grants are made from time-to-time by the Compensation Committee to each of the company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a multi-year period, contingent upon the officer's continued employment with the company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to executive officers is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO COMPENSATION. In setting the total compensation payable to the company's Chief Executive Officer for the 2001 fiscal year, the Compensation Committee considered that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds one million dollars per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. In general, non performance-based compensation paid to the company's executive officers for the 2001 fiscal year did not exceed the one million dollar limit per officer. However, the compensation deemed paid to Daniel A. Artusi on each annual vesting date in connection with the restricted stock issuance of 150,000 shares of our common stock will be subject to the one million dollar limitation; the restricted stock issuance was a one-time hiring incentive for Mr. Artusi to accept employment as our Chief Operating Officer. The Compensation Committee does not anticipate that the non performance-based cash compensation to be paid to the company's executive officers for fiscal 2002 will exceed the one million dollar limit. The company's 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the one million dollar limitation. Because it is unlikely that the cash compensation payable to any of the company's executive officers in the foreseeable future will approach the one million dollar limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the one million dollar level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company's performance and the interests of the company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the Compensation Committee of the Board of Directors:


                                                      William P. Wood
                                                      H. Berry Cash
                                                      William G. Bock

STOCK PERFORMANCE GRAPH

     The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in Silicon Laboratories Inc. common stock, the NASDAQ Stock Market (U.S.) Index and the NASDAQ Electronics Components Index.

                COMPARISON OF 21-MONTH CUMULATIVE TOTAL RETURN*
                        AMONG SILICON LABORATORIES INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENTS INDEX



                              [PERFORMANCE GRAPH]




* $100 INVESTED ON 3/24/00 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.


Cumulative Total Return               3/24/00       12/30/00        12/29/01
-----------------------------------------------------------------------------
SILICON LABORATORIES INC.            $ 100.00       $ 46.37        $ 109.77
NASDAQ STOCK MARKET (U.S.)             100.00         49.44           40.00
NASDAQ ELECTRONIC COMPONENTS           100.00         48.15           33.64

(1) The graph covers the period from March 24, 2000, the commencement of our initial public offering of shares of our common stock, through December 29, 2001.

(2) The graph assumes that $100 was invested in our common stock on March 24, 2000 at our initial public offering price of $31.00 per share and in each index at the market close on March 24, 2000, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.



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

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of
Section 16(a) reports which we received from such persons for their 2001 fiscal year transactions in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners, with the exception of one transaction for Bradley J. Fluke. In August, Mr. Fluke reported a sale of 1,200 shares on a Form 4 when 1,300 shares were actually sold. In October, the under-reported transaction was corrected with the filing of an amended Form 4.

ANNUAL REPORT

     A copy of the annual report for the 2001 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

     We filed an annual report on Form 10-K with the Securities and Exchange Commission on January 22, 2002. Stockholders may obtain a copy of this report, without charge, by writing to our Chief Financial Officer, at our principal executive offices located at 4635 Boston Lane, Austin, Texas 78735.

                             THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 20, 2002





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